__________, 2004




U. S. Global Brokerage, Inc.
7900 Callaghan Road
San Antonio, Texas78229


Re:   U.S. Global Accolade Funds
      Emerging Markets Fund

Dear Sir or Madam:

Please be advised that U.S. Global Accolade Funds (Trust) has established a new series of its shares, namely the Emerging Markets Fund. Be further advised that the Trust desires to amend Schedule A of the Distribution Agreement between the Trust and U.S. Global Brokerage, Inc. (Distributor), dated September 3, 1998, to reflect four portfolios: Holmes Growth Fund, MegaTrends Fund, Eastern European Fund, and Emerging Markets Fund.


Please state below whether you are willing to render such services.


U.S. Global Accolade Funds


Attest:___________________________            By:_______________________________
         Secretary                                            President

Date:



We are willing to render services to the Emerging Markets Fund.

                                                    U. S. Global Brokerage, Inc.

Attest:___________________________             By:______________________________
              Secretary                                       President